Exhibit 21.1

SUBSIDIARIES LIST

Direct and Indirect Subsidiaries

of StablecoinX Inc.

Following the Business Combination

Name of Subsidiary	Jurisdiction of Incorporation
TLGY Acquisition Corporation	Delaware
StablecoinX Assets Inc.	Delaware